Exhibit 10.1

EXECUTION COPY

SECOND AMENDED AND RESTATED COMMERCIAL ALLIANCE AGREEMENT

THIS SECOND AMENDED AND RESTATED COMMERCIAL ALLIANCE AGREEMENT (“Agreement”) is between SHF, LLC, a Colorado limited liability and a wholly-owned subsidiary of SHF HOLDINGS, INC. D/B/A SAFE HARBOR, a Delaware corporation, with its principal place of business at 1526 Cole Blvd., Suite 250, Golden, Colorado 80401 (“SHF”), and PARTNER COLORADO CREDIT UNION, a Colorado not for profit corporation (hereinafter referred to as “Credit Union”), and is effective as of October 1, 2025 (the “Effective Date”). Credit Union and SHF are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.	The Parties signed the Commercial Alliance Agreement on March 29, 2023 (“Original Agreement”) as amended by that Certain Amended and Restated Commercial Alliance Agreement, effective as of December 30, 2024 (the “First Amendment” and together with the Original Agreement, the “Existing Agreement”).

B.	Pursuant to the Existing Agreement, SHF provides a suite of services to the Credit Union and other financial institutions desiring to provide banking and loan services to business entities characterized as Cannabis Related Businesses (each a “CRB”). For purposes hereof, CRBs collectively include: (a) marijuana related business, hemp related businesses, and cannabidiol related businesses; (b) service providers to CRBs; and (c) third-party ACH payment processors and other organizations providing services to CRBs.

C.	Credit Union and SHF wish to further amend and restate the Existing Agreement pursuant to the terms described herein to facilitate the continued provision of various lending and account services, as outlined below, to the Credit Union related to its CRB customers.

AGREEMENT

1.	Loan Services:

A.	The Credit Union agrees to consider potential CRB borrowers referred to it by SHF or that otherwise approach the Credit Union for extensions of credit (individually, a “Loan,” and collectively, the “Loans”) that are consistent with the Credit Union’s Marijuana Related Business (MRB) Lending Policy as the same is approved and consistently utilized by Credit Union from time to time (the “Loan Policy”), a current copy of which is attached to this Agreement as Exhibit A-1. Each such Loan:

i.	Must be determined by the Credit Union to be compliant with the Loan Policy. The Credit Union agrees that it shall provide SHF with at least thirty (30) days’ prior written notice of any revisions or updates to the Loan Policy approved by Credit Union. With respect to any proposed changes, the Loan Committee shall cooperate with SHF in incorporating the same into any Loan review so as not to delay the effectuation of any Loan.

ii.	Shall only be effectuated with respect to Credit Union members with CRB Accounts (defined below), with the understanding that borrowers receiving Loans may be required to maintain a depository relationship with Credit Union for the term of the Loan.

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iii.	Is contingent on the Credit Union’s confirmation that the ratio of total outstanding principal plus unused lines of credit attributable to the Loans to total CRB Account deposits (calculated based on the trailing 30-day average daily balance as measured by Credit Union’s General Ledger Total Share Deposits) not exceeding sixty percent (60%) (the “LTS Maximum”).

iv.	Shall be subject to an origination process that complies with all applicable law, including, but not limited to, 12 CFR 701.21.

B.	SHF, or its designated third party, shall obtain from potential borrowers a Loan application, financial statements, and other information required pursuant to the Loan Policy (a “Loan Package”). The Loan application will not be deemed complete in the absence of: (i) a non-binding statement of the proposed terms of the Loan acknowledged by the applicant borrower(s); and (ii) if the applicant borrower(s) are not current members of the Credit Union, a completed application for Credit Union membership. After SHF or their designated third party underwrites a proposed Loan in compliance with the Loan Policy, the Loan Package, underwriting package, and recommendation shall be submitted in electronic or other form as reasonably approved by the Credit Union.

C.	The Credit Union agrees to maintain a committee of individuals it deems qualified to review complete Loan Packages submitted hereunder (“Loan Committee”). Unless Credit Union Board of Directors approval is required as to an exception to the Loan Policy or as indicated in Exhibit A-2, items 2(h), the Loan Committee will use commercially reasonable efforts to render an approval or denial of any Loan within ten (10) days of receiving the Loan Package, along with the applicable underwriting package, recommendation, and responses to any questions from the Loan Committee. In connection with any denials, the Loan Committee may consider any additional relevant information timely provided on behalf of such potential borrower.

D.	Each Loan, including any amendments thereto: (i) will be effectuated and documented using only loan documents approved in writing by the Credit Union (“Loan Documents”); (ii) subject to the Loan Documents, will be serviced in accordance with applicable industry standards, processes, procedures, and controls related to servicing commercial loans; and (iii) will be subject to an allocation of yield and Default-Related Losses amongst the Parties listed in Exhibit A-3. For purposes hereof,

i.	“Defaulted Loan” means a Loan as to which a default under the terms of the related Loan Documents shall have occurred.

ii.	“Default-Related Losses” means (1) the aggregate outstanding principal balance of the Defaulted Loan plus accrued but unpaid interest, penalties and fees as provided in the applicable Loan Documents; plus (2) reasonable expenses relating to collection efforts for the Defaulted Loan, including but not limited to reasonable: (i) attorney’s fees and expenses; (ii) costs of collecting on the loan; (iii) costs of effectuating or foreclosing on any security interest or lien; and (iv) costs for the maintenance and disposition of the collateral; less (3) any amounts received from any action to collect the amounts due on the Defaulted Loan (including those amounts accruing from actions against guarantors) and the sale or transfer of any collateral provided for the Defaulted Loan.

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iii.	For each Defaulted Loan, SHF shall provide to the Credit Union a workout plan within ten (10) business days after the date of notice of default. Implementation of any workout plan shall be subject to: (a) Credit Union’s consent not to be unreasonably withheld; and (b) all Federal, State and Local collection laws and regulations. The Credit Union and SHF agree to cooperate with respect to any litigation in connection with a Defaulted Loan.

E.	Exhibit A-2 hereto sets forth the additional loan services to be provided by the Parties pursuant to this Agreement (“Loan Services” and, with the Account Services, the “Services”). The Parties warrant that each will provide the Loan Services in compliance with applicable law, rules, regulations, and current guidance regarding Loans made to CRBs. The Parties agree to undertake reasonable investigation of all information provided by the other Party (directly or through designated third parties), consistent with customary and reasonable loan approval and denial procedures. Each Party will immediately notify the other Party if such Party has reasonable suspicion that there has been false or fraudulent information provided by or on behalf of a prospective or current borrower.

F.	Notwithstanding anything herein to the contrary, should any state or federal agency issue any advisory, guidance, order or other determination that Credit Union reasonably interprets to require Credit Union’s divesture of all or part of one or more Loans, SHF will use commercially reasonable and expedient efforts to assist in identifying a transferee for such Loan(s) meeting the minimum requirements proposed by Credit Union upon notification from the Credit Union that divestiture is required. Any allocation of gains payable by, or fees or reimbursements chargeable to, Credit Union by SHF with respect to the foregoing will be discussed and negotiated in good faith at the time SHF receives the referenced notice. In complying with the foregoing, SHF agrees to give reasonable priority to such Loan transfer(s) over effectuating new CRB loans with other financial institutions. It is the intent of Credit Union to not sell identified loans at a loss unless state or federal agency requires sale at a loss.

2.	Account Services:

A.	SHF and Credit Union shall provide the services to accounts at the Credit Union held for CRBs (“CRB Accounts”) described on Exhibit B-1 (as supplemented by Addendum B-1) to this Agreement (“Account Services” and, with the Loan Services, the “Services”). The Credit Union agrees to refer to SHF all inquiries received from, and referrals of, prospective customers that are CRB entities.

B.	In order to effectively service CRB Accounts, SHF shall at all times: (i) employ a supervisor certified in relation to the Bank Secrecy Act (BSA) and ensure that all applicable personnel receive regular training on BSA compliance and emerging issues; and (ii) employ personnel with Automated Clearing House (ACH) compliance expertise, including knowledge of the operating rules and policies promulgated from time to time by National Automated Clearinghouse Association (NACHA).

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C.	Each party shall: (i) promptly notify the other if it or any of its third-party vendors become aware of any attempt by any person to obtain or use a CRB Account by fraud that may result in a financial loss to a party hereto, including, but not limited to, deposit fraud, provisional credit fraud, unauthorized use, payment network fraud, or fraud committed by an employee or subcontractor (“Program Fraud”); and (ii) reasonably cooperate and engage in any commercially reasonable efforts to prevent, remedy, recover any funds lost to, and locate and prosecute the perpetrator of any Program Fraud. In furtherance of subclause (ii), and except as described in this Agreement, Credit Union agrees that fraud prevention and reimbursement processes are Credit Union’s responsibility, however, fraud prevention and reimbursement processes, evaluations, requirements, timing, and general policies as applied to CRB Accounts will be substantially the same as applied to Credit Union’s non-CRB accounts; provided, however, that CRB Accounts may be subject to certain policies and procedures calculated to prevent Program Fraud as described in procedures as agreed by SHF and Credit Union that take into account CRB Account risk profile (“Agreed Upon Fraud Procedures”). SHF shall not be liable to Credit Union for any losses or expenses resulting from Program Fraud; provided, however, that if such loss or expense, or a portion thereof, was directly caused by the failure to act by SHF or its employee, agent, or subcontractor in material compliance with the Agreed Upon Fraud Procedures, then the parties will follow the indemnity process set forth in Exhibit B-1.

D.	To compensate Credit Union for the aggregated costs and expenses associated with the CRB Accounts, including but not limited to the costs and expenses related to hosting and servicing such accounts, Credit Union shall receive the fee described in Exhibit B-3 (“Asset Hosting Fee”) and the reimbursements described in Exhibit B-3 (“Asset Reimbursement”). Except as expressly provided in Exhibit B-3, SHF shall have no obligation, directly or indirectly, to pay or reimburse Credit Union for any other costs or expenses associated with the CRB Accounts.

E.	Credit Union agrees that SHF contractors or employees may make limited access to CRB Accounts in the Credit Union’s systems using appropriately secured mechanisms approved by Credit Union. Access levels for SHF contractors or employees shall be determined at the sole discretion of Credit Union, and such access is subject to immediate revocation upon a contractor or employee’s violation of any of the terms of this Agreement, federal or state law, or Credit Union policies. SHF agrees to provide Credit Union with timely notice of the separation or termination of SHF employees with access to Credit Union’s systems so that Credit Union can verify and take appropriate action to ensure that such employee no longer has access to Credit Union’s systems.

F.	Subject to the terms and conditions of this Agreement and the Exhibits attached hereto, Credit Union shall provide SHF with the ability to manage the CRB Accounts, including granting access to CRB Account data in its possession upon written request. In furtherance hereof, the Credit Union shall provide SHF with a regular, scheduled download of all CRB Account data to SHF’s systems. In connection with any such download, each Party will follow security procedures for the treatment of Confidential Information and Personal Information (each as defined below). The Credit Union will be responsible for the security of transmissions to SHF, including the provision of information free from malware, viruses, worms, and the like. In relation to the foregoing, the Credit Union will transmit any Confidential Information or Personal Information only by means approved by Credit Union from time to time.

G.	During the term hereof, SHF and Credit Union agree to collaborate in good faith to: (i) explore potential functionality and integration improvements to the Services and the experience of CRB customers; (ii) minimize technical challenges and maintenance costs; and (iii) increase the speed and reliability of the Program.

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H.	Fees for Account Services and Loan Services shall be paid as follows:

i.	The Credit Union agrees to remit to SHF all account servicing fees, as those fees, previously approved by Credit Union Board of Directors, are set forth in the SHF Account Services Fee Schedule attached as Exhibit B-4. Changes to such schedule shall be provided by SHF to Credit Union’s designated agent and: (A) presented for approval at the next occurring in-person meeting of the board of directors of Credit Union; or (B) if delivered by SHF less than 10 days prior to the next occurring in-person meeting of the board of directors of Credit Union, Credit Union may, upon prompt written notice to SHF, delay presentation for approval to the immediately subsequent in-person meeting of the board of directors, which, in either case, approval shall not be unreasonably withheld. Subject to subsection G above, the Parties agree that the fees in the SHF Account Services Fee Schedule must be: (a) capable of being processed in an automated manner using Credit Union’s existing systems, without requiring significant additional programming by Credit Union or its vendor(s), the purchase of additional system “add-ons” or modules, or other unreasonable time or expense on the part of the Credit Union; and (b) compliant with all applicable Federal, State and Local laws and regulations.

ii.	SHF agrees to pay the Credit Union all Loan Services Fees (to include all allocated Default Related Losses per Exhibit A-3), Asset Hosting Fees and Asset Reimbursements in the exhibits attached to this Agreement, the same being incorporated into this Agreement and made a part of this Agreement by this reference. The exhibits to this Agreement may be amended upon request by a Party if there is a material change in service offerings, regulatory requirements, or SHF’s operating model that results in increased servicing costs to Credit Union or SHF.

iii.	Special projects which are beyond the scope of this Agreement shall be billed on a per project basis, as the Parties shall mutually agree in writing, consistent with the rates for time charged for the regular and routine duties rendered by employees of the Parties to this Agreement.

iv.	Asset Reimbursements will be paid monthly in arrears upon receipt of invoice. To be eligible for reimbursement of, or to request the direct payment of, third-party vendor expenses, the applicable invoice or billing statement must be submitted by the requesting party to the paying party within a commercially reasonable period not to exceed forty-five (45) calendar days following receipt of the third-party invoice. Any amounts due not paid within thirty (30) days will be subject to a late charge of 1.5% per month. If the Credit Union or SHF dispute an invoice, either as to amount or entitlement, the disputing Party will promptly advise the other Party, in writing, of the specific basis for the dispute and may withhold, in reserve, only that portion in dispute. The undisputed portion must be paid in accordance with this Agreement.

3.	Personal Information.

A.	SHF agrees that it will not sell, distribute, license or otherwise make use of or disclose Personal Information (as defined below) to any individual or legal entity and will not permit any of its employees, agents, or representatives to do so, except: (i) in the ordinary course of business to carry out the Services; (ii) with the prior written consent of the Credit Union; or (iii) as required or permitted by applicable law. “Personal Information” means all “non-public personal information,” as defined under the Gramm-Leach-Bliley Act, as amended from time to time (the “Act”), of members of the Credit Union received by SHF pursuant to this Agreement. The use of Personal Information is acknowledged by the Parties to be subject to the restrictions of the Act, CFPB Regulation P, the Fair Credit Reporting Act and state privacy regulations.

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B.	Each Party agrees to comply with all provisions of the federal and state laws and regulations related to the protection of Personal Information, including the Act and NCUA Regulations 748, 748A and 748B that are applicable to SHF as a third-Party provider of the services provided hereunder. Each Party shall implement and maintain commercially reasonable and prudent measures, as determined by each Party in its reasonable discretion, from time to time in accordance with applicable law, including the Act, which are designed to meet the following objectives: (i) to protect the security and confidentiality of Personal Information, (ii) to protect against any reasonably anticipated threats or hazards to the security or integrity of such Personal Information, and (iii) to protect against unauthorized access to or use of Personal Information that could result in substantial harm or inconvenience to the applicable customer of Credit Union. Each Party agrees that it will promptly notify the other Party of any actual or suspected data breach.

C.	In the event that a Party experiences a security breach which potentially or actually affects, directly or indirectly, the other Party’s Confidential Information, the Party experiencing the breach shall immediately: (1) notify the other Party in writing; (2) utilize reasonable best efforts to take all measures necessary to ensure that the security breach has ceased; (3) investigate the nature, scope and duration of the breach and promptly advise the other Party, in writing, of when, how and why the breach occurred and what Confidential Information was affected; (4) notify and cooperate with law enforcement, if applicable; and (5) reimburse the other Party for all costs and expenses reasonably related to the breach.

4. Privacy. Each Party (the “Receiving Party”) agrees that all information it receives from the other Party (the “Disclosing Party”) to this Agreement with respect to the business, products, services or operations of the Disclosing Party, including, without limitation, account holder and borrower information (collectively “Confidential Information”) will be kept confidential and will not be disclosed to third Parties or otherwise used except in connection with the performance of this Agreement, except for (i) disclosures required by law, (ii) information which the Receiving Party receives from another source not known by the Receiving Party to be providing information in breach of a confidentiality agreement, (iii) information which is generally known to the trade or the public at the time of such disclosure or which later becomes generally known to the trade or the public subsequent to the time of disclosure, but not as a result of disclosure by the Receiving Party, (iv) information which is independently developed by the Receiving Party, or (v) information which is approved for release by the Disclosing Party. Appropriate Federal and State supervisory authorities will be allowed full and complete access to all records and other information in SHF’s possession or control pertaining to Credit Union if legally requested by said authorities and SHF will provide Credit Union with notice of same.

5. Relationship of the Parties. The Agreement shall not be construed as creating an employee/employer, agency, partnership, or joint venture relationship between SHF and the Credit Union. Each Party shall have the obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed under the Agreement and shall be liable for all acts or omissions of its employees and agents in performing their respective obligations hereunder. With regard to the services to be performed pursuant to the terms of this Agreement, it is understood and agreed that the Parties hereto are two separate and distinct legal entities having no business relationship or connection other than the exchange of services under the terms of this Agreement on an independent contractor basis where the sole rights and responsibilities to one another are set forth under the terms of this Agreement. Neither Party shall have any authority whatsoever to enter any contracts or assume any obligations on behalf of the other.

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6. Designated Third Parties. SHF may delegate any of its obligations hereunder to a designated third party so long as SHF: (a) uses all commercially reasonable efforts to oversee the designated third party’s activities; (b) receives Credit Union’s prior written consent as to the delegation of any activities involving SHF’s compliance obligations or other tasks that require access to Credit Union systems (c) conducts annual due diligence on such third party in accordance with the Credit Union’s vendor management policy attached to Exhibit B-1; and (d) provides all due diligence materials to the Credit Union in a timely manner. SHF shall remain liable for the designated third party’s performance pursuant to this Agreement.

7. Authorization of Authority. Each Party warrants and represents to the other Party that it has obtained the requisite authorization necessary to enter into this Agreement and its signatures set forth below evidence such authorization and no further authorization is required for such Party to enter and be bound by this Agreement.

8. Warranty and Hold Harmless. The Parties warrant and covenant that each will act in accordance with the law applicable to their respective obligations, including, but not limited to, their respective obligations as to Confidential Information and Personal Information. Each Party shall indemnify and hold harmless the other Party for any third-Party damages or losses sustained and reasonable costs and attorneys’ fees incurred as a direct and proximate result of a Party’s intentional or negligent failure to: (i) comply with applicable laws and regulations, (ii) discharge its duties, or (iii) honor its representations and warranties in this Agreement. The obligations set forth in this paragraph shall survive any termination of this Agreement.

9. Force Majeure. No Party shall be held responsible for any delays in, or failure or suspension of service caused by mechanical or power failure, computer malfunction (whether hardware, firmware or software related), strikes, pandemic, labor difficulties, fire, inability to operate or obtain service for its equipment, unusual delay in transportation, acts of God, or other causes reasonably beyond the control of that Party.

10. Modification. Except as specifically stated herein, no modification, amendment or waiver shall be binding on the Parties unless made in writing and signed by both Parties. Without limiting the foregoing, the Parties agree that, from time to time, the Parties may elect to modify an exhibit to this Agreement by executing and countersigning an amended version of such exhibit.

11. Non-Solicitation. Each Party agrees, in recognition of the time, effort and expense incurred by the other Party in the training and education of its employees, that during the term of this Agreement and for a period of one (1) year after termination of this Agreement, neither Party shall employ any employees of the other Party for any position that involves direct or supervisory duties concerning the underwriting, documentation, application, servicing and/or sale of member business loans or accounts unless otherwise authorized in writing by the other Party.

12. Waiver. All rights and duties within this Agreement are material. No waiver of any rights hereunder shall be deemed effective unless in writing executed by the waiving Party. No waiver of any provision of this Agreement shall be deemed a waiver of a subsequent breach or noncompliance with such provision or a waiver of breach or non-compliance with any other provision. The Parties agree that no failure to exercise, and no delay in exercising, any right hereunder on the part of either Party shall operate as a waiver of any such right. The Parties agree that no single or partial exercise of any right hereunder shall preclude its further exercise.

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13. Default. In the event either Party is in default of its obligations hereunder, such Party shall be in default and the other Party may, at its option and after sixty (60) days’ notice and opportunity to cure, terminate this Agreement and pursue any other remedies it may have. Notwithstanding the foregoing, upon request of either Party following receipt of a notice of default, the Parties agree to comply with the dispute resolution process set forth in Paragraph 22 below. If mediation does not resolve the dispute (or is not applicable) the Parties shall have all the remedies available at law and equity. In the event of dispute over payment, payments not in dispute shall continue to be paid until termination of this Agreement. Either Party shall be in default in the event such Party is determined bankrupt, insolvent or unable to pay its debts in the ordinary course of business, or upon the appointment of a receiver or trustee for the benefit of creditors.

14. Intentionally Omitted.

15. Term and Termination. This Agreement shall be for an initial term of six (6) years from January 1, 2025 and expiring on December 31, 2031. This Agreement shall automatically renew for subsequent periods of two years each, unless notice of non-renewal is provided no later than twelve (12) calendar months prior to the expiration of the then-current term.

In the event of non-renewal or other termination of the Agreement, the Parties shall, subject to any necessary regulatory approvals, convene to determine a mutually agreeable and effective plan to transfer all customer deposit and loan accounts subject to this Agreement and other Account or Lending Services to one or more alternate providers approved by SHF (“Termination Plan”). The Termination Plan shall incorporate provisions such that, throughout the duration of the Termination Plan, Credit Union shall remain in compliance with applicable law and regulations and its liquidity- based policy ratios (as defined by Credit Union’s policy then in effect). Should any customer deposits or loans governed hereunder not be migrated as of termination, the Agreement shall be automatically extended to the end date of the Termination Plan. Any remaining deposit accounts at the end of the Termination Plan may be closed at the sole discretion of the Credit Union. Notwithstanding anything herein to the contrary: (i) the Parties may agree to terminate one or more of the Services without terminating this Agreement; and (ii) SHF may seek and negotiate a transaction resulting in the assumption of all or a portion of the CRB Accounts and Loans. The Credit Union agrees to become a party to such assumption transaction, provided that the assumption transaction complies with all other requirements of this Section, in the Credit Union’s reasonable judgment.

16. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in the manner and to the addresses as provided below.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (excluding those pertaining to conflicts of laws), except to the extent specifically required by the laws of any other state which has jurisdiction over this Agreement or the Services provided herein. Each Party hereby submits to the jurisdiction of the state or federal court located in the Denver, Colorado metropolitan area, and waives any objection to venue with respect to actions brought in such courts.

18. Assignment. This Agreement shall not be assigned by any Party without the express prior written consent of the other Party, which will not be unreasonably withheld by either Party.

19. Severability and Interpretation. If any provision (in whole or in part) of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and the Parties shall substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision. This Agreement shall not be interpreted in favor or against any Party because such Party or its counsel drafted this Agreement.

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20. Parties Bound; Third Party Beneficiary. This Agreement shall be binding on and inure to the benefit of the contracting Parties and their respective successors and/or assigns when permitted by this Agreement. There are no third-Party beneficiaries. If a regulatory body with jurisdiction over the Credit Union requires the termination, cancellation, amendment, modification, supplement or novation, the Parties agree to negotiate in good faith a mutually satisfactory termination, cancellation, amendment, modification, supplement, or novation of this Agreement that 1s consistent with the purposes of this Agreement and the requirements of such regulatory body.

21. Entire Agreement. This Agreement, together with the exhibits and schedules made part hereof, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and is expressly intended to supersede and substitute for the Existing Agreement previously executed by the Parties. The foregoing notwithstanding, nothing herein affects or modifies any current employee manual and procedures of the Credit Union or SHF and, if any such manual or procedure conflicts with the terms of this Agreement, the manual or procedure shall control and the Parties shall amend this Agreement as appropriate. The Parties each agree to provide the other Party with not less than forty-five (45) days’ prior written notice of any changes to such manual or procedures that may conflict with the terms of this Agreement; provided, however, if such changes, in a Party’s reasonable judgment, are determined to be necessary to avoid violation of applicable laws, rules or regulations, then such Party shall be permitted to amend such manual or procedures as are reasonably necessary to bring such manual or procedures into compliance with such laws, rules or regulations, with contemporaneous written notice to the other Party.

22. Disputes. In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability, or validity thereof (a “Dispute”), the Party raising such Dispute shall notify the other promptly and no later than sixty (60) days from the date of its discovery of the Dispute. The Parties shall cooperate and attempt in good faith to resolve any Dispute promptly by negotiating between persons who have authority to settle the Dispute. The proceedings contemplated by this Section shall be as confidential and private to the extent permitted by law; provided, however, that SHF may, in its reasonable discretion, disclose the existence and outcome of such Dispute as it may determine is necessary or advisable under applicable federal law, rules or regulations or the rules of any exchange on which SHF’s common stock is then listed for trading. The Parties agree that no services to be provided under this Agreement shall be disrupted as a result of any Dispute while such Dispute is pending between the Parties, except as otherwise provided herein. If, following efforts taken in good faith by the Parties for up to sixty (60) days, the dispute, controversy, or claim is not resolved to the reasonable satisfaction of both Parties, then the Parties shall be entitled to seek such remedies as are available at law or in equity.

23. Counterparts. This Agreement may be executed and delivered by the Parties in counterparts, including by electronic signatures, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

24. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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SHF LLC	PARTNER COLORADO CREDIT UNION

Terrance Mendez, CEO	Douglas M. Fagan, CEO
Address for notices:	Address for notices:

SHF Holdings, Inc. Attn: CEO 1526 Cole Blvd, Suite 250 Golden, CO 80401	Partner Colorado Credit Union Attn: CEO 6221 Sheridan Blvd Arvada, CO 80003

Email: [***]	Email: [***]
Date: February ____, 2026	Date: February ___, 2026

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Exhibit A-1- Credit Union’s MRB Lending Policy

[Omitted.]

Exhibit A-2 - Loan Services

[Omitted.]

Exhibit A-3 -Loan Yield and Indemnity Allocation

A. Scope; Effective Loans

1.	This Exhibit A-3 applies to all outstanding Loans funded by Credit Union whether before, on and after the Effective Date of this Exhibit (“Loans”).

B. Interest Income Split for Loans

1.	SHF shall receive up to 65% (the “SHF Percentage”) of all net interest income on Loans (as set forth in D.4., below). For purposes of this Agreement, “net interest income on Loan” means, for any measurement period, the amount equal to the total interest income received by PCCU on the Loans less third-party servicing fees, if any, plus any fees, penalties or other amounts received by PCCU on any Defaulted Loans.

2.	Credit Union (PCCU) shall receive an amount equal to 100% less the SHF Percentage (the “PCCU Percentage”)of all net interest income on Loans (after third-party servicing fees).

3.	The split above is fixed (subject to adjustment as set form in D.4. below) and shall not vary by risk rating or any risk-based pricing methodology.

4.	Credit Union shall pay SHF its share of the net interest income within fifteen (15) days of the end of each calendar month (each a “Payment Date”)

C. Default-Related Losses; Indemnity Allocation for Loans

1.	Notwithstanding Section 1(D)(iii) of the Agreement or any contrary provision, Default-Related Losses for Loans shall be allocated as follows:

○	SHF indemnifies 65% of the outstanding loan balances and Default-Related Losses (subject to adjustment as set forth in D.4. below)(as adjusted, the “SHF Indemnity Allocation”), consistent with past practices .

○	PCCU indemnifies 35% of the outstanding loan balances and Default-Related Losses (subject to adjustment as set forth in D.4. below)(as adjusted, the “PCCU Indemnity Allocation” and collectively, the “Indemnity Allocation”).

2.	Indemnity mechanics (calculation, timing, and definitions of Defaulted Loan and Default-Related Losses) remain as set forth in Section 1(D) of the Agreement, except as expressly modified by this Exhibit A-3 to reflect the Indemnity Allocation where after applicable calculations, SHF will pay PCCU the PCCU Percentage of the outstanding loan balances and Default-Related Losses (subject to adjustment as set form in D.4. below).

3.	If an indemnity is made by SHF to PCCU and thereafter any portion of the Defaulted Loan and Default-Related Losses is collected by PCCU, PCCU shall promptly (and in any event no later than 30 days) pay over to SHF the SHF Percentage that was in effect at the time SHF originally made the indemnity payment to PCCU with respect to such Defaulted Loan.

D. Condition Precedent; Temporary Reversion

1.	Minimum Indemnity Support. The interest and indemnity allocation in Sections B and C shall become operative only when SHF maintains balance sheet resources sufficient, in the reasonable judgment of PCCU (and recognizing applicable regulatory guidance), to support SHF’s the SHF Indemnity Percentage obligation. For purposes hereof, “balance sheet resources” shall include cash or otherwise liquid funds, as well as applicable loan loss reserves (measured and demonstrated under the Current Expected Credit Loss standard, “CECL”, in accordance with accounting principles generally accepted in the United States of America (“GAAP”)), at levels adequate for SHF’s indemnity share. PCCU shall have the right to inspect and approve SHF’s CECL calculations for the purposes of this Section. Notwithstanding the foregoing, SHF shall be deemed to have satisfied the “balance sheet resources” at such time as it has sufficient cash on hand to cover the SHF Percentage of the loan loss reserve as computed by PCCU under GAAP. PCCU shall provided SHF with its calculation of the loan loss reserve on a monthly basis on or before the15th day of each month. SH shall have the right to inspect PCCU’s calculations to the extent required by its independent auditors.

2.	Certification and Commencement. Once SHF has delivered the written certification to PCCU of compliance with Section D.1, the revised split shall apply to Loans (retroactive to October 1, 2025). As promptly as possible after SHF has delivered the written certification but in any event on or before the next Payment Date PCCU shall pay SHF the additional amount owed as a result of the change in interest income split.

3.	Sections B and C of this amended Exhibit A-3 shall ONLY apply upon satisfaction of Section D.1 above. Until such time as Section D.1 is satisfied the interest income split shall remain as presently in effect under the Agreement and prior Exhibit A-3 methodology, which is incorporated herein by reference as if set forth at length herein, and PCCU may maintain a 100% allowance, as applicable.

4.	Listing-Related Adjustments. If SHF determines that adjustments are required to its indemnity percentage to maintain NASDAQ listing requirements, the interest income split/Indemnity Allocation will adjust (but not above 65%) to match the newly required indemnity percentage on a go-forward basis for Loans upon written notice to PCCU and PCCU’s acknowledgement (not to be unreasonably withheld or delayed). Within ten (10) days of SHF filing its latest 10Q or 10K, PCCU will make such necessary adjustments to the income split in arrears to the immediately preceding quarter for SHF to effectuate any reserve requirements to maintain its NASDAQ listing.

E. Participations; Fees; Other Economics

1.	Any participation or fee arrangements otherwise applicable under the Agreement remain in effect and are not modified by this Exhibit except to the extent they would conflict with the fixed interest and indemnity percentages above, in which case this Exhibit controls for Loans.

F. Conflicts

1.	In the event of a conflict between this Exhibit A-3 and the Agreement (including Section 1(D)(iii), this Exhibit A-3 governs for Loans.

Exhibit A-4 - Legacy Loan Yield Allocation

[Intentionally Omitted.]

Exhibit B-1-Account Services

[Omitted.]

ADDENDUM B-1 - Delegation of Authority to File Compliance Reports

[Omitted.]

Exhibit B-2 – Intentionally Blank

Exhibit B-3 - Servicing Fees

Asset Hosting Fee

From and after October 1, 2025, SHF shall pay Credit Union, in arrears, an Asset Hosting Fee each calendar month calculated on the cumulative average daily balance of the CRB Accounts hosted by Credit Union (“ADB”), determined at month-end using the PCCU General Ledger Total Share Deposits as applied solely to CRB Accounts, and prorated by days in month/365 (or 366, as applicable). The applicable annualized rate shall be:

A. Standard CRB Accounts (all CRB Accounts other than those in Section B below):

●	ADB $0 – $25,000,000: [***]%

●	ADB $25,000,001 – $50,000,000: [***]%

●	ADB $50,000,001 – $100,000,000: [***]%

●	ADB $100,000,001 – $125,000,000: [***]%

●	ADB $125,000,001 and higher: [***]%

B. ACH and Payroll Processor Accounts:

Flat [***]% (annualized) applied to the ADB attributable to Third-Party ACH payment processors and payroll processors, irrespective of tier. For clarity, this 1.00% rate applies only to the ADB of those designated ACH and payroll processor CRB Accounts and Ancillary CRB Accounts. The ADB of these accounts will not be included in the calculation tiers in Section A above..

C. Calculation Method:

Monthly fee = (Applicable annualized rate x applicable ADB / Days in Year) x Days in applicable month.

D. LTS Compliance Adjustment:

Notwithstanding anything herein to the contrary, if Credit Union provides written notice that the LTS Maximum has been exceeded and SHF does not cure within 90 days, then the applicable annualized rate(s) above shall each be increased by 10 basis points (“Penalty Rate”) from the cure deadline until cured. Upon cure, the base rates in Sections A and B apply.

E. Investment Earnings:

SHF shall be entitled to all investment income earned on CRB funds invested on its’ behalf by PCCU (“CRB Investments”), if any, excluding funds invested in CRB loans which are addressed in Exhibits A-3.

In addition, SHF shall be entitled to investment earnings on Net Investable CRB Deposits, in an amount equivalent to the Interest on Reserve Balances (IORB) paid by the Federal Reserve Bank of Kansas City. “Net Investable CRB Deposits” is defined as: total balance in CRB accounts, less total outstanding principal owed on CRB loans, less CRB cash courier balances, less CRB Investments (if any). Earnings on Net Investible CRB Deposits shall be calculated daily and paid monthly in arrears according to the Federal Reserve Bank of Kansas City’s interest payment schedule and shall be calculated as follows: (Investable CRB Deposits x Applicable daily IORB rate)/360.

F. Asset Reimbursement

The Asset Hosting Fee shall compensate Credit Union for all expenses and overhead related to its performance under the Agreement; provided, however, that, from and after Effective Date, SHF shall reimburse Credit Union for the following expenses and overhead:

DACA set up fee Acceptance of a DACA agreement is at the sole discretion of Credit Union	$[***] per DACA	Payable in arrears in the month following execution of the applicable DACA. Fee is not applicable to DACAs executed prior to Effective Date.

DACA maintenance fee	$[***]/month per DACA per client	Assessed on the first day of each calendar month through the life of each DACA executed after the Effective Date

DACA negotiation reimbursement	Actual reasonable attorney fees incurred and paid in the negotiation of a DACA or an amendment thereto	Payable in arrears in the month following execution of the applicable DACA.

Armored car service/cash courier onboarding fee	$[***] per entity successfully on-boarded	Payable in arrears in the month following onboarding. Fee is not applicable to onboards prior to Effective Date.

ACH payment processor onboarding fee	$[***] per entity successfully on-boarded	Payable in arrears in the month following onboarding. Fee is not applicable to onboards prior to Effective Date.

Cash courier reimbursement	Actual fees incurred by SHF or CRB Account holders and invoiced to Credit Union	Payable in arrears in the month following invoicing by third-party(ies).

Positive pay program reimbursement	Actual fees paid by Credit Union for such service as per the contract(s) and/or fee schedule(s) attached hereto as Schedule 1 hereto (which may be updated from time to time per contract terms)	Payable in arrears in the month following invoicing by third-party(ies). Fees subject to proration once Credit Union begins enrolling non- CRB Accounts in the programs. Credit Union will provide prompt written notice of same, and program costs will be split on a mutually agreed basis from and after the date of such offering

Same day payments reimbursement	Actual fees paid by Credit Union for such service as per the contract(s) and/or fee schedule(s) attached hereto as Schedule 1 hereto (which may be updated from time to time per contract terms	Payable in arrears in the month following invoicing by third-party(ies).

Dividend/Interest Reimbursement	Actual dividends and interest paid to SHF clients by Credit Union	Payable in arrears in the month following payment to SHF clients.

State qualification reimbursement	Actual fees paid by Credit Union to state authority for initial registration and maintenance	Payable in arrears in the month following invoicing by third-party(ies).

Client benefit reimbursement	Actual fees paid by Credit Union to CRB Account holders at the written direction of SHF, given at the sole discretion of SHF from time to time	Payable in arrears in the month following payment to SHF clients

Loan Closing Costs	Costs to close CRB loans actually incurred by Credit Union to the extent they are not passed through to the borrower upon prior express approval by Credit Union Loan Committee	Payable upon terms agreed by SHF and Credit Union with respect to applicable loan

The foregoing list of Asset Reimbursements is only applicable with respect to products and services offered to MRB clients as of the Effective Date. Any new product or service, or material change in volume of an existing product or service (i.e., large ACH Originator) will result in additional costs and reimbursements as mutually agreed upon prior to commencement of the product or service.

G. Limitation on Additional Fees/Reimbursement

Except as provided in this Exhibit B-3, SHF shall have no obligation, directly or indirectly, to pay or reimburse Credit Union for any other costs or expenses associated with the CRB Accounts. The foregoing expressly includes all fraud losses, except as provided in Exhibit B-1.

Exhibit B-4 - SHF Account Services Fee Schedule

[***]

Exhibit C-1 – Source Code Use and Access Rights

A. Purpose

To ensure continuity of servicing and compliance for CRB Accounts and Loans in the event of a “Release Event” as defined herein and the Escrow Agreement as provided for more fully below, Credit Union shall have defined access rights to SHF software source code and related materials as stated herein.

B. Definitions

1.	“SHF Software” means SHF’s proprietary software (including object code, source code, build scripts, configuration files, technical documentation, architecture diagrams, data models, APIs, runbooks, updates and additional versions, all as necessary to use the SHF Software, compile, build, and deploy the software) used to perform the Account Services and Loan Services under the Agreement and for Credit Union continue to perform Loan Services under the Agreement. For the avoidance of doubt, the term “SHF Software” does not include any non-banking software like software to run SHF’s consulting service or loan syndication or any banking software that SHF has separately customized for any other financial institution clients.

2.	“Release Event” means: (i) an SHF default under Section 13 of the Agreement that remains uncured after the applicable cure period; or (ii) SHF’s bankruptcy/insolvency, assignment for the benefit of creditors, or appointment of a receiver/trustee.

3.	“Demand Release Condition” [5]means: (i) an SHF material default of its material obligations under the Agreement as described under Section 13 of the Agreement that remains uncured after the applicable cure period and, if SHF makes a request for dispute resolution within the time frame that is contemplated under Section 22 of the Agreement, the dispute is not resolved by the Parties after they have followed the dispute resolution process set forth in Section 22 of the Agreement; or (ii) SHF is determined bankrupt / insolvent or unable to pay its debts in the ordinary course of business, [6] or has had a receiver/trustee appointed for it. [7] For purposes of a Demand Release Condition under part (i), Credit Union acknowledges and agrees that a Demand Release Condition shall not be considered to have occurred unless and until the Parties have followed the dispute resolution process that has been set forth in Section 22 of the Agreement and no resolution has occurred and in this regard, SHF shall have sixty (60) days after discovery of the Dispute to notify Credit Union of the Dispute in order for SHF to have the opportunity to pursue the dispute process set forth in Section 22 of the Agreement. Further, Credit Union represents and warrants to SHF that it will not send the Escrow Company notice in a Work Request of the occurrence of a Demand Release Condition as referenced under the Escrow Agreement unless a Demand Release Condition, as defined herein, has occurred.

4.	“Use” means Credit Union’s use of the SHF Software for Credit Union to compile, build and deploy the SHF Software for the Credit Union’s own use of the SHF Software for the sole purpose of maintaining, supporting (i.e. bug fixes, corrections, updates), performing, and operating an equivalent of the Services for existing and future accounts as had otherwise been provided by SHF to Credit Union under the Agreement; and not for the Credit Union to repackage and sell the SHF Software to any new end user licensees.

C. Escrow

Within 30 days of the effective date of this Exhibit C-1, SHF shall deposit a current a copy of the source code and technical documentation for the SHF Software (“Escrow Deposits”) in escrow with a commercial escrow agent mutually agreed upon by SHF and Credit Union (“Escrow Agent”) and pursuant to an agreement entered into by and among SHF, Credit Union, and such Escrow Agent (“Escrow Agreement”) executed upon the Effective Date of the Agreement. SHF will further provide any updates of the Escrow Deposits to the Escrow Agent within 30 days of such updates. The Escrow Agreement shall remain in force for the term and duration of the Agreement.

The Escrow Agreement shall provide that upon a Release Event the Escrow Deposits shall be released to Credit Union. A fully executed copy of the Escrow Agreement is attached hereto and made a part hereof as Exhibit C-1(a). The Escrow Agreement authorizes the Escrow Agent to only release the Escrow Deposits to Credit Union upon a Release Event. occurred. The Escrow Agent’s fees will be shared equally between SHF and Credit Union with Credit Union serving as the paying agent to the Escrow Agent.

D. License Upon Release Event

1.	Upon the occurrence of a Release Event and as provided for in the Escrow Agreement, Credit Union will receive a nonexclusive, royalty-free, fully-paid, non-transferrable, non-sublicensable license to (a) use the SHF Software for the purpose of maintaining, supporting, performing, and operating an equivalent of the Services as had otherwise provided by SHF to Credit Union under the Agreement; and (b) modify, enhance, and create derivative works (hereinafter, any such modifications, enhancements or derivative works shall be referred to as the “Derivative Works”) of the SHF Software.

2.	Except as provided in Section D.1(b) herein, SHF retains all right, title, and interest in and to the SHF Software. As to Derivative Works developed exclusively by Credit Union, Credit Union will retain all right, title and interest to those Derivative Works.

E. Confidentiality; Security

1.	SHF Software constitutes Confidential Information under the Agreement. Credit Union shall implement commercially reasonable security controls and limit access to personnel and service providers with a need-to-know for the carrying out the respective rights and obligations of SHF and Credit Union under the Agreement and consistent with Section 4 of the Agreement.

F. Cooperation

1.	Upon a valid Release Event, SHF will provide commercially reasonable cooperation (for up to 90 days) to facilitate operational continuity, including access to technical contacts, environment specifications, and deployment documentation.

G. WARRANTY DISCLAIMER

THE SHF SOFTWARE IS LICENSED BY SHF TO CREDIT UNION “AS IS” AND SHF PROVIDES NO WARRANTIES TO CREDIT UNION FOR THE SHF SOFTWARE, WHETHER EXPRESS, IMPLIED AND/OR STATUTORY, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.